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                                                                    EXHIBIT 4.16

                             SCHEDULE OF SUBSCRIBERS

BPI Canadian Small Companies Fund
956872 Ontario Limited
Interward Corporation
Rockhaven Holdings Limited
YMG Capital Management Incorporated
Acuity Investment Management Incorporated
Beluga NV
Pinetree Capital Corp.
Fallingbrook Investments Limited
Glentel Incorporated
Scott Leckie
Frank Fini
Crothers Leasing Limited
Moise Afriat
Lionel K. Conacher
Kehler International Equities (1990) Incorporated
Jean Gevaert
Ron Kaulbach
Andrew Parsons
Eldon Guay
David J. Grand
Merdoch & Company
Robert F. Wilson
ABC Family Trust
Third Point Partners LP
Third Point Offshore Fund Limited
Points West International Investments Limited
Banzai Partners LP
Banzai Offshore Fund Limited